EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 13, 2021

PHX Minerals Inc.

Valliance Bank Tower

1601 NW Expressway, Suite 1100

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of PHX Minerals Inc. (“PHX”) to be filed with the United States Securities and Exchange Commission on or about December 13, 2021, and any amendments filed with respect thereto, of our report of third party dated October 1, 2021, with respect to estimates of reserves and future net revenue, as of September 30, 2021, of PHX, formerly Panhandle Oil and Gas, Inc., and to all references to DeGolyer and MacNaughton in the Registration Statement.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716